Exhibit 99.1
NEWS RELEASE

For more information contact:
David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR ANNOUNCES
CFO TRANSITION
HILLSBORO, OR - MARCH 18, 2011 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced the transition of Michael G. Potter, Lattice's Corporate Vice President and Chief Financial Officer, who will leave the Company effective April 15, 2011. As part of the transition, Joe Bedewi will join Lattice, effective April 11, 2011 as Corporate Vice President, Finance, assuming the role of Chief Financial Officer on April 15, 2011.
Mr. Bedewi is a financial professional with extensive operations experience at industry leading, multinational companies and at small-to-mid-size entrepreneurial, growth companies. During his 17 year tenure at Intel Corporation, Mr. Bedewi served as Financial Controller for several groups, and held various other financial and operational management roles. His operations experience ranges from organizational development and optimization, strategic planning, business development and process improvement, to capacity and capital planning. After leaving Intel, Mr. Bedewi served as Chief Financial Officer at International DisplayWorks, Malibu Boats, LLC., and Solar Power, Inc. Mr. Bedewi earned his Bachelor of Science in Quantitative Business Analysis from Arizona State University (1982).
“We thank Michael for his direct role in Lattice's return to sustained profitability and wish him continued success,” said Darin G. Billerbeck, Lattice President and Chief Executive Officer. “As we have moved from the turnaround phase into the growth phase, Joe's extensive operations and supply chain expertise give him the right skill set to help Lattice achieve the ambitious business goals we have set.”

“I am proud of my accomplishments at Lattice over the last few years and at the success of the Company's financial turnaround,” said Michael G. Potter, Lattice's Corporate Vice President and Chief Financial Officer. “With the turnaround phase now behind us, I am taking this opportunity to pursue a new challenge. I wish Lattice and my colleagues continued success.”

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties, including statements relating to our expectations regarding Lattice's achievement of the ambitious business goals the Company has set and the turnaround phase being behind the Company. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Factors that may cause actual results to differ materially from the forward-looking statements in this press release include those risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:
Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.
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Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.
GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

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